Exhibit 21.1

Subsidiaries of Chaparral Energy, Inc.

Name of Subsidiary	Jurisdiction of Formation	Effective Ownership

Chaparral Resources, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Chaparral Real Estate, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Chaparral CO2, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

NorAm Petroleum, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Triumph Tool & Supply, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Oklahoma Ethanol, LLC	Oklahoma	Chaparral Energy, Inc. – 66.67%

Chaparral Energy, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

CEI Acquisition, L.L.C.	Delaware	Chaparral Energy, L.L.C. – 100%

Chaparral Texas, L.P.	Oklahoma	Chaparral Energy, L.L.C. – 1%

CEI Acquisition, L.L.C. – 99%